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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
POINT THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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June 24, 2005

Dear Point Therapeutics, Inc. Stockholder:

        We are pleased to announce that Point Therapeutics, Inc. will hold our Annual Meeting of Stockholders on Wednesday, July 20, 2005 at 11:00 a.m., Eastern Time, at the offices of Ropes & Gray, LLP, One International Place, 36th Floor, Boston, MA, 02110.

        Since we last met, Point has made significant strides in the clinic and on the business front. As previously announced, at the American Society for Clinical Oncology (ASCO) meeting in May, Point presented results of our Phase 2 trial of talabostat in combination with docetaxel in metastatic non-small cell lung cancer (NSCLC). To date, we have seen five responders in that trial, including two complete responders. We have also seen an increase in progression free survival, a key endpoint for the FDA. These results position us well for the launch of a Phase 3 NSCLC program in the second half of 2005. Our Phase 2 metastatic melanoma program also looks promising. Interim results show one complete responder and one partial responder in the single-agent trial and two partial responders in the combination trial with cisplatin. We continue to enroll and evaluate patients and anticipate sharing overall study results in the fourth quarter of 2005.

        Our ongoing commitment to preclinical research continues not only to support the current clinical program, but also to introduce potential new market opportunities for talabostat. This work had led to the launch of our latest Phase 2 clinical trial for talabostat in combination with gemcitabine in advanced pancreatic cancer.

        On the business side, in March we raised $16.4 million in a registered direct equity offering. We are currently actively pursuing business development opportunities with a number of potential partners. We hope to finalize a deal by the first half of 2006.

        I look forward to discussing our progress on these and other accomplishments, along with our plans for the future at the meeting. In preparation, we have included a booklet containing our Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and our Current Report on Form 8-K. These documents will update you on recent clinical and preclinical developments and on our company's overall business. I have also enclosed a proxy statement and a proxy card for you to submit your vote on pending company matters. For those of you who cannot attend, we will conduct a live Web cast of the event starting at 11:00 a.m., Eastern Time, available at www.pointtherapeutics.com. A replay will also be available on our Web site following the meeting. I hope to see you at the meeting, and thank you for your continued support.

Sincerely,

Donald R. Kiepert, Jr.
Chairman of the Board of Directors,
Chief Executive Officer and President

125 Summer St., 18th Floor, Boston, Massachusetts 02110 Phone: 617 933-2130 Fax: 617 933-2131

POINT THERAPEUTICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 20, 2005

TO THE STOCKHOLDERS OF POINT THERAPEUTICS, INC.:

        Notice is hereby given that our Annual Meeting of Stockholders will be held on July 20, 2005 at 11:00 a.m. at the offices of Ropes & Gray LLP, One International Place, 36th Floor, Boston, Massachusetts 02110 (the "Meeting") for the purpose of considering and voting upon the following matters:

  1.
  To elect seven members to the Board of Directors to hold office until the next Annual Meeting of Stockholders.

  2.
  To approve an amendment to the Point Therapeutics, Inc. 2003 Stock Option Plan for Non-Employee Directors (the "2003 Directors Plan") to increase the aggregate number of shares of common stock authorized for issuance under such plan by 400,000 shares; and

  3.
  To approve the Point Therapeutics, Inc. 2005 Fee Deferral Plan for Non-Employee Directors (the "2005 Plan").

  4.
  To transact such other business as may properly come before the Meeting or any adjournment thereof.

        The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

        The Board of Directors has fixed the close of business on May 31, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2004, which contains certain consolidated financial statements and other information of interest to stockholders, a copy of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and a copy of our Form 8-K filed with the Securities and Exchange Commission on June 14, 2005, which contains an updated description of our business, accompany this Notice and the enclosed Proxy Statement.

By Order of the Board of Directors,

Michael P. Duffy, Senior Vice President, General Counsel and Secretary

June 24, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

POINT THERAPEUTICS, INC.
125 Summer Street
Boston, Massachusetts 02110

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 20, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Point Therapeutics, Inc., a Delaware corporation ("Point" or the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on July 20, 2005 at 11:00 a.m. at the offices of Ropes & Gray LLP, One International Place, Boston, 36th Floor, Massachusetts 02110 and at any adjournments thereof (the "Meeting"). In this Proxy Statement, all references to "the Company", "Point", "we", "us", and "our" refer to Point Therapeutics, Inc. and any of its subsidiaries. The Company's corporate offices are located at 125 Summer Street, Boston, MA 02110.

Solicitation

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. The Company has retained American Stock Transfer and Trust Company to assist in soliciting the proxy to shareholders for a fee of approximately $5,000 plus reasonable out of pocket expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of Point beneficially owned by others to forward to beneficial owners. Point may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Point or, at the Company's request, American Stock Transfer and Trust Company. No additional compensation will be paid to directors, officers or other regular employees for these services.

Voting Rights, Outstanding Shares and Quorum

        Only stockholders of record at the close of business on May 31, 2005 will be entitled to notice of, and to vote at, the Meeting. At the close of business on May 31, 2005, an aggregate of 22,433,269 shares of common stock of Point, $0.01 par value per share (the "common stock"), were outstanding and entitled to vote. A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum for the Meeting.

        Each holder of record of common stock on the record date above will be entitled to one vote for each share held on all matters to be voted upon at the Meeting.

        All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Stockholders entitled to vote at the Meeting may either vote "FOR" the nominees for election as directors or may "WITHHOLD AUTHORITY" for any or all nominees. With respect to the other proposals to be voted upon at the Annual Meeting, stockholders may vote "FOR" or "AGAINST" or may "ABSTAIN" on these proposals. If a stockholder withholds authority to vote with respect to any nominee for director, the shares held by that stockholder will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. Abstentions from voting on any of the other proposals will be counted as present for purposes of establishing a quorum and will have the same effect as a vote against the proposal. Broker non-votes are counted towards a quorum, but are not considered "entitled to vote" and are not counted for any purpose in determining whether the matters to be voted upon have been approved. A "broker non-vote" occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing with the Corporate Secretary of Point at the Company's executive offices, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Meeting and voting in person. Attendance at the Meeting will not, by itself, revoke a proxy.

Stockholders Proposals

        Any proposal that a stockholder of Point wishes to be considered for inclusion in our proxy statement and proxy for the 2006 Annual Meeting of Stockholders (the "2006 Annual Meeting") must be submitted to our Corporate Secretary at our corporate offices, no later than Friday, March 31, 2006.

        If one of our stockholders wish to present a proposal before the 2006 Annual Meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such stockholder must also give written notice to our Corporate Secretary at our then corporate offices. The Corporate Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2006 Annual Meeting; provided that, in the event that less than 70 days' notice or prior public disclosure of the date of the 2006 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2006 Annual Meeting, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

        You also may propose candidates for consideration by the Nominating and Corporate Governance Committee for nomination as directors by writing to us. In order to nominate a director for election at next year's annual meeting of stockholders, you must comply with the Director recommendation procedures described on page 9.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this Proxy Statement or our Annual Report on Form 10-K, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if you write or call us at the following address or telephone number: Point Therapeutics, Inc., 125 Summer Street, Boston, Massachusetts 02110, Attention: Investor Relations, (617) 933-2130. If you want separate copies of the Proxy Statement and Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth, as of May 31, 2005, certain information concerning beneficial ownership of our stock (as determined under the rules of the SEC) by (i) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each of our

Directors, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all Directors and executive officers as a group.

        Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

        Except as otherwise indicated, the address for each person is to the care of Point Therapeutics, Inc., 125 Summer Street, Boston, MA 02110.

Name and Address	Number of Shares Beneficially Owned	Percentage of Class
ProQuest Investments(1) 600 Alexander Park Road, Suite 204 Princeton, NJ 08540	2,625,000	11.35%
Federated Investors, Inc.(2) Federated Investors Towers Pittsburgh, PA 15222-3779	2,019,396	9.00
Narragansett Asset Management, LLC(3) 540 Madison Avenue, 38th Floor New York, NY 10022	1,355,000	6.09
Donald R. Kiepert, Jr.(4)	875,793	3.88
Richard N. Small(5)	393,541	1.75
Barry Jones, Ph.D.(6)	182,410	*
Thomas M. Claflin II(7)	144,164	*
Michael P. Duffy(6)	126,000	*
Timothy J. Barberich(6)	92,508	*
William J. Whelan, Jr.(8)	91,212	*
Daniel T. Roble(6)	80,808	*
Richard J. Benjamin, Ph.D.(6)	74,740	*
Margaret J. Uprichard, Pharm. D.(6)	65,000	*
Larry G. Pickering(6)	40,000	*
All directors and executive officers as a group (11 persons)(9)	2,146,117	9.03

*
Beneficial ownership does not exceed 1% of our outstanding common stock.

(1)
Consists of 1,036,000 shares of common stock held by ProQuest Investments II, L.P., 674,100 shares of common stock held by ProQuest Investments, L.P., 31,150 shares of common stock held by the ProQuest Investments II Advisors Fund, L.P., 8,750 shares of common stock held by the ProQuest Companion Fund, L.P., 518,000 shares issuable to ProQuest Investments II, L.P. upon the exercise of common stock warrants, 337,050 shares issuable to ProQuest Investments, L.P. upon the exercise of common stock warrants, 15,575 shares issuable to the ProQuest Investments II Advisors Fund, L.P. upon the exercise of common stock warrants and 4,375 shares issuable to by the ProQuest Companion Fund, L.P. upon the exercise of common stock warrants.

(2)
Consists of total shares of common stock held by the Federated Kaufmann Fund, the Federated Kaufmann Small-Cap Fund, a portfolio of Federated Equity Funds, and American Skandia Trust, a portfolio of Federated Equity Funds.

(3)
Consists of 341,700 shares of common stock held by Narragansett I, L.P., 663,300 shares of common stock held by Narragansett Offshore, Ltd., 244,999 shares of common stock held by

  Narragansett Strategic Partners, LP and 105,001 shares of common stock held by Narragansett Strategic Offshore, Ltd.

(4)
Includes 311,063 shares issuable to Mr. Kiepert upon the exercise of options currently exercisable or exercisable within 60 days of May 31, 2005.

(5)
Includes 231,303 shares issuable to Mr. Small upon the exercise of options currently exercisable or exercisable within 60 days of May 31, 2005.

(6)
Consists solely of shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of May 31, 2005.

(7)
Consists of 67,938 shares owned directly by Mr. Claflin, 4,351 shares of common stock held by Claflin Capital and Black Diamond Fund, 4,778 shares of common stock held by Seven Partners and 7,097 shares of common stock held by Claflin Profit Sharing Plan and 60,000 shares issuable to Mr. Claflin upon the exercise of options currently exercisable or exercisable within 60 days of May 31, 2005.

(8)
Includes 80,808 shares issuable to Mr. Whelan upon the exercise of options currently exercisable or exercisable within 60 days of May 31, 2005.

(9)
Includes 1,324,641 shares of common stock subject to options or warrants currently exercisable or will become exercisable within 60 days of May 31, 2005.

(10)
As of May 31, 2005, there were 22,433,269 common stock shares of Point outstanding.

(11)
Information included in this report was derived from various sources known to us including filings made with the Securities and Exchange Commission, statements filed with us by our directors and executive officers and our company records.

Securities Authorized for Issuance under Equity Compensation Plans

        We maintain four stock option plans; the 1997 Stock Option Plan, as amended, the Amended and Restated 1994 Stock Option Plan, the 1994 Directors' Stock Option Plan, as amended, and the 2003 Stock Option Plan for Non-Employee Directors (the "Plans"), which were approved by Board of Directors and our stockholders. The following table gives information about awards under the Plans as of December 31, 2004:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	3,198,721	$3.48	1,258,706
Equity compensation plans not approved by shareholders	—	—	—

Total	3,198,721	$3.48	1,258,706

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and directors, and persons who own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than

10% stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

        Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Form 5s were required for those persons, we believe that during the fiscal year ended December 31, 2004, all filing requirements were timely satisfied.

Director Independence

        The majority of our directors are independent under the NASDAQ listing standards and the applicable rules of the SEC. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee are each composed entirely of directors who are independent under the NASDAQ listing Standards and the applicable rules of the SEC.

Code of Ethics and Conduct

        Our Board of Directors adopted a code of business ethics and conduct, The Point Therapeutics, Inc. Corporate Code of Ethics and Conduct (the "Code of Ethics"), applicable to all of our executives, directors and employees, on March 16, 2004. If we make substantive amendments to this Code of Ethics or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment in a report on Form 8-K within five days of such amendment or waiver. For more information, please refer to the Code of Ethics attached to the Preliminary Proxy Statement filed with the SEC on April 26, 2004 as Appendix A. The Code of Ethics is also posted on the corporate governance section of our website at www.pther.com. The Code of Ethics is also available in print to any shareholder that requests a copy. Copies may be obtained by contacting Michael P. Duffy, our Senior Vice President & General Counsel, at our corporate headquarters.

Votes Required

        The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Meeting will constitute a quorum for the transaction of business at the Meeting. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for the purpose of determining whether a quorum exists at the Meeting.

        The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. In addition, the affirmative vote of the holders of a majority of outstanding shares of our common stock is required to approve the increase in our authorized number of common stock.

        Stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of either a certain percentage of the votes cast or shares voting on a matter.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

        At this time, our Board of Directors consists of seven directors. At the Meeting, the stockholders will vote to elect seven directors for a term ending at the next annual meeting and until each such director's successor is duly elected and qualified.

        The information below sets forth the name of each person nominated to serve for a term expiring on the date of the next annual meeting and until his respective successor is elected and qualified. Each nominee has consented to be named as a nominee and, to our present knowledge, is willing and able to serve as a director, if elected. Should any of the nominees not remain a candidate at the end of the Meeting (a situation which is not expected), proxies solicited hereunder will be voted in favor of those who remain as candidates and may be voted for substitute nominees, unless the Board determines to reduce the number of directors. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted "FOR" the election of the following persons:

        The following table sets forth the name, age as of May 31, 2005 positions and offices of each person who serves as our director:

Name	Age	Position
Donald R. Kiepert, Jr.	57	Chairman of the Board of Directors, President and Chief Executive Officer
Timothy J. Barberich(1)(3)	57	Director
Richard J. Benjamin (2)	45	Director
Thomas M. Claflin II(2)	64	Director
Larry G. Pickering	62	Director
Daniel T. Roble(1)(3)	59	Director
William J. Whelan, Jr.(1)(2)	50	Director

(1)
Member of the Compensation Committee

(2)
Member of the Audit Committee

(3)
Member of the Nominating and Corporate Governance Committee

        No director or executive officer of Point is related to any other director or executive officer of Point by blood or marriage.

        Mr. Kiepert has served as our President, Chief Executive Officer and as a director since March 2002, the date of the merger with Point Massachusetts, and served as President, Chief Executive Officer and as a director of Point Massachusetts since its inception in 1996. Prior to that, he was President and Chief Executive Officer of Chartwell Home Therapies, a home infusion services company, from 1989 to 1996. Mr. Kiepert also started and managed several healthcare-based companies and worked in various management positions at Baxter Travenol, Inc. Mr. Kiepert presently serves as chairman and as a director of two private companies. Mr. Kiepert received his M.S. degree in clinical pharmacy from Purdue University.

        Mr. Barberich has served as our director since inception in 1993 and was Chairman of the Board of Directors from 1993 until March 1996 and from April 1997 until March 15, 2002. Mr. Barberich has also served as a director of Point Massachusetts since March 1999. Mr. Barberich was a founder of Sepracor, Inc. and since 1984, Mr. Barberich has served as Chairman of the Board of Directors and Chief Executive Officer of Sepracor. From 1984 to 1999, Mr. Barberich served as President of Sepracor. Mr. Barberich also serves as a director of BioSphere Medical, Inc. and a private company.

        Dr. Benjamin, has served as our director since July 7, 2004. Dr. Benjamin is Chief Medical Officer of the American Red Cross, New England Region. Dr. Benjamin also serves as an Assistant Professor of Pathology at Harvard Medical School and is a member of the Joint Program in Transfusion Medicine. He received his medical training at the University of Cape Town, South Africa, followed by doctoral studies in Immunology at Cambridge University, England. Thereafter, he undertook post-doctoral studies on the molecular mechanisms of antigen presentation at Stanford University, before initiating Hematopathology and Transfusion Medicine training at the Brigham and Women's Hospital.

        Mr. Claflin has served as our director since March 15, 2002 and as a director of Point Massachusetts since December 1999. He is the President and Chief Executive Officer of the venture capital firm of Claflin Capital Management, which he founded in 1978. Prior to forming Claflin Capital, he was a general partner of PaineWebber's venture capital partnerships and a vice president of the Boston venture capital firm of T.A. Associates.

        Mr. Pickering has served as our director since May 24, 2004. He is currently a consultant to CSFB Private Equity. He was previously a corporate Vice President for Johnson & Johnson. Mr. Pickering spent 32 years with Johnson & Johnson companies, starting as a sales representative for Ortho Pharmaceuticals and progressing through increasingly senior positions including national sales manager and division vice president-general manager. He also served as president of the Johnson & Johnson subsidiary, Janssen USA, company group chairman for Johnson & Johnson Consumer Pharmaceuticals and later president of the Johnson & Johnson Development Corporation. Mr. Pickering is also a director of two private companies.

        Mr. Roble has served as our director since March 15, 2002 and as a director of Point Massachusetts since January 1997. He is a limited partner in the Health Care Group at the law firm of Ropes & Gray, Boston, Massachusetts. He has practiced law at Ropes & Gray since 1975.

        Mr. Whelan has served as our director since March 15, 2002 and as a director of Point Massachusetts since January 1997. He is a partner at the private bank of Brown Brothers, Harriman & Company, where he has worked since 1988. Prior to that, he worked at the Bank of New York as Vice President, Middle Market Lending.

        See "Security Ownership of Certain Beneficial Owners and Management" above for a summary of the shares of common stock owned by each of the directors and director nominees.

Audit Committee

        Current members of our Audit Committee include Richard J. Benjamin, Thomas M. Claflin II and William J. Whelan, Jr. Our Board of Directors has determined that Mr. Whelan, the Chairman of our Audit Committee, is an audit committee financial expert, as that term is defined under Regulation S-K, Item 401(h), and that he is independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTOR NOMINEES PRESENTED.

PROPOSAL 2—PROPOSAL TO APPROVE AN AMENDMENT
TO THE POINT THERAPEUTICS, INC.
2003 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Introduction

        At the annual meeting, the stockholders will be asked to approve the amendment of the Point Therapeutics Inc. 2003 Stock Option Plan for Non-Employee Directors (the "2003 Directors Plan") to increase the number of shares of common stock available for grant under the 2003 Directors Plan by 400,000 shares for a total of 800,000 shares available under the 2003 Directors Plan. The stockholders of the Company approved the 2003 Directors Plan at the annual stockholder meeting in 2003.

Purpose of the Plan

        The purpose of the 2003 Plan is to strengthen the ability of the Company to attract and retain the services of directors whose training, experience and ability are of value to the Company, to promote and stimulate the active interest of all such persons in the development and financial success of the Company and to create an identity of interests between the Company's non-employee directors and our shareholders.

Reason for Amendment

        Currently, a maximum of 400,000 of the authorized but unissued or reacquired shares of common stock of the Company may be issued under the 2003 Directors Plan. As of May 31, 2005, a total of 160,000 shares remained available for grant under the 2003 Directors Plan and 240,000 shares were subject to outstanding options. The Board of Directors believes that the shares currently available for grant under the 2003 Directors Plan are insufficient to meet projected grants for current non-employee directors to be made for fiscal 2005 and in the future to attract qualified individuals to serve on the Board.

        The following summary of the 2003 Directors Plan, as proposed to be amended, is qualified in its entirety by the specific language of the 2003 Directors Plan, a copy of which is available to any stockholder upon request by writing to Investor Relations, Point Therapeutics, Inc., 125 Summer Street, Suite 1840, Boston, MA 02110. The 2003 Directors Plan may also be viewed without charge on the Securities and Exchange Commission website at www.sec.gov.

General

        The 2003 Directors Plan is administered by the Compensation Committee (the Committee) of the Board of Directors. The only persons eligible to participate under the 2003 Directors Plan are those persons who are or become non-employee members of the Board of Directors of the Company. The Company currently has six non-employee directors, and all six of the nominees for election to the Board of Directors at the Annual Meeting would qualify as non-employee directors if elected.

        The 2003 Directors Plan provides for the automatic grant to new non-employee directors upon their election to the Board of Directors of initial options and to continuing non-employee directors of bi-annual options. The 2003 Plan also provides that the Committee has the ability to award Options to purchase Common Stock to non-employee directors from time to time in such amounts and on such terms not inconsistent with this Plan as the Committee shall determine at the time of the award.

        Under the current provisions of the 2003 Directors Plan, each non-employee director, upon election, is granted an Option to purchase 30,000 shares of Common Stock. Thereafter, on a bi-annual (every other year) basis following the then annual meeting of stockholders, each non-employee director will be awarded an Option to purchase 20,000 shares of Common Stock.

        A total of 400,000 shares of common stock have been reserved for issuance upon exercise of the options under the 2003 Directors Plan (see "Shares Subject to 2003 Directors Plan" below). If this amendment to the 2003 Directors Plan is approved by the shareholders of the Company, the total shares reserved for issuance will be 800,000. The number of shares authorized for issuance under the 2003 Directors Plan and the number of shares subject to, and the exercise prices of, outstanding options are subject to adjustment in the event of stock splits, stock dividends, and similar changes in the Company's capitalization. Any shares reserved for issuance under the 2003 Directors Plan that remain unsold and which are not subject to outstanding Options at the termination of the 2003 Directors Plan will cease to be reserved for this purpose. Should any Option expire, terminate or be canceled prior to its exercise in full, the shares previously reserved for issuance upon the exercise of such Option may again be subjected to an Option under the 2003 Directors Plan.

        The option price per share (the "Option Exercise Price") for each Option granted under the 2003 Directors Plan is 100% of the fair market value (as defined in the 2003 Plan) of the Common Stock of the Company on the date of grant of such option. Options expire ten years from the date of grant and vest one-half on the date of grant and one-half on the first anniversary of the date of grant. The Option Exercise Price of the shares of Common Stock issuable upon the exercise of Options (the "Option Shares") may be paid in cash or appropriate check, bank draft or money order, or, if permitted by the Committee, (i) through the delivery of shares of Common Stock (which, in the case of shares of Common Stock acquired from the Company, have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the purchase price or (ii) by having the Company hold back from the shares transferred upon exercise Common Stock having a fair market value on the last business day preceding the date of exercise equal to the purchase price or (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price or (iv) by any combination of the permissible forms of payment; provided, that if the Common Stock delivered upon exercise of the Option is an original issue of authorized Common Stock, at least so much of the exercise price as represents the par value of such Stock shall be paid other than with a personal check of the Option holder. Options are not assignable or otherwise transferable, except by will or by the laws of descent and distribution. Options may be exercised solely by the optionee during his lifetime or after his death by the personal representative of his estate or the persons entitled thereto under his will or under the laws of descent and distribution.

        In the event of a consolidation or merger in which the Company is not the surviving corporation (other than a consolidation or merger in which the holders of Common Stock of the Company acquire a majority of the voting stock of the surviving corporation) or which results in the acquisition of substantially all the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of a sale or transfer of substantially all of the Company's assets or a dissolution or liquidation of the Company, all granted Options outstanding that are not otherwise exercisable will become immediately exercisable.

        Except as set forth below, Options held by a person who ceases to be a director shall be exercisable for three months after the date such person ceases to be a director. If the holder of an Option dies, such Options may be exercised by his or her executor or administrator, or by the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, at any time within one year after the director's death, subject to certain limitations. The 2003 Directors Plan will terminate, and no Options may be issued, after the ten year anniversary of the 2003 Directors Plan initial date (September 18, 2003), and any Options outstanding on such date will remain outstanding until they have either expired or been exercised. The Committee may amend the 2003 Directors Plan as it shall deem advisable and may terminate the 2003 Directors Plan at any time. Termination of the 2003 Directors Plan will not affect the rights of the optionees or their successors under any Options outstanding and not exercised in full on the date of termination.

Shares Subject to 2003 Directors Plan

        Currently, a maximum of 400,000 of the authorized but unissued or reacquired shares of common stock of the Company may be issued under the 2003 Directors Plan. If this amendment to the 2003 Directors Plan is approved by the shareholders of the Company, the total shares reserved for issuance will be 800,000. As of May 31, 2005, a total of 160,000 shares remained available for grant under the 2003 Directors Plan and 240,000 shares were subject to outstanding options. If any option granted under the 2003 Directors Plan expires, terminates or is canceled, or if unvested shares acquired pursuant to an option are repurchased by the Company, the expired or repurchased shares will be returned to the 2003 Directors Plan and again become available for grant. Appropriate adjustments will be made to the shares subject to the 2003 Directors Plan, to the terms of the automatic grant of options described below, and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company.

Summary of U.S. Federal Income Tax Consequences

        Options granted under the 2003 Directors Plan are nonqualified options. The Company has been advised that the federal income tax consequences of the grant and exercise of options under the 2003 Directors Plan and any subsequent sale of shares so purchased will be, in summary, as follows: Upon the grant of an Option, no income will be realized by the optionee. Upon the exercise of an Option, an optionee will recognize ordinary income at the time of the exercise equal to the excess of the then fair market value of the Option Shares received over the Option Exercise Price. The Company will be entitled to a corresponding tax deduction in the amount of such ordinary income.

        Because the optionees are directors who are not employees of the Company, there will be no withholding with respect to the exercise of Options. However, the optionees may be subject to self-employment tax on the income associated with the exercise of the options. When the Option Shares received upon the exercise of an Option subsequently are disposed of in a taxable transaction, the Optionee generally will recognize capital gain (or loss) in the amount by which the amount realized exceeds (or is less than) the optionees basis in the Option Shares. Any taxable gain will be taxable at the tax rates that are applicable on the date of the subsequent disposal of the Option Shares. There are no tax consequences to Point upon the subsequent disposition of the Option Shares by an optionee. Assuming that the Option Exercise Price is not paid by delivery of previously acquired shares of Common Stock, the optionee's basis in the Option Shares received as a result of the exercise of an Option will be equal to the sum of the Option Exercise Price and the income recognized upon the exercise of the Option.

Options Granted and to Be Granted to Certain Persons

        The aggregate numbers of shares of common stock subject to options granted to certain persons under the 2003 Directors Plan since its inception are as follows: (i) Timothy J. Barberich, 40,000 shares; (ii) Richard J. Benjamin, 40,000 shares; (iii) Thomas M. Claflin II, 40,000 shares; (iv) Larry G. Pickering 40,000 shares; (v) Daniel T. Roble, 40,000 shares; (vi) William J. Whelan, Jr., 40,000 shares. No other persons are eligible to receive options under the Directors Plan.

        Options for 20,000 shares will be granted automatically under the plan during the 2005 fiscal year to persons who are non-employee directors. If the stockholders approve the amendment of the 2003 Directors Plan, options for 15,606 shares will also be granted to each of Mr. Roble and Mr. Whelan and options for 10,404 shares will be granted to Mr. Barberich as compensation for their services as non-employee directors during 2001–2002, when Messrs. Roble, Whelan and Barberich received no compensation. If the stockholders do not approve the amendment to the 2003 Directors Plan, Messrs. Roble, Whelan and Barberich will not receive the additional options described above.

The following table is furnished pursuant to the rules of the Securities and Exchange Commission. It sets forth the grant of stock options under the 2003 Directors Plan during the fiscal year ending December 31, 2005 by certain individuals and groups if the stockholders approve this proposal. Only non-employee directors are eligible to participate in the 2003 Directors Plan.

Amended Plan Benefits
2003 Directors Plan

Name and Position	No. of Shares in Fiscal 2005
Donald R. Kiepert, Jr., Chairman of the Board of Directors, President and Chief Executive Officer	0
Richard N. Small, Senior Vice President, Chief Financial Officer and Treasurer	0
Michael P. Duffy, Senior Vice President, General Counsel and Secretary	0
Barry Jones, Ph.D., Senior Vice President, Research	0
Margaret J. Uprichard, PharmD., Senior Vice President, Chief Development Officer	0
Non-Executive Director Group	161,616

Vote Required

        Approval of this proposal requires the affirmative vote of the holders of a majority of outstanding shares of our common stock. Abstentions have the effect of votes against this proposal. Broker "non-votes" will not be counted in determining whether this proposal has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

PROPOSAL 3—PROPOSAL TO APPROVE
THE 2005 FEE DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

Summary

        At the annual meeting, the Company will ask the stockholders to approve the Point Therapeutics, Inc. 2005 Fee Deferral Plan for Non-Employee Directors (the "2005 Plan").

General

        The purpose of the 2005 Plan is to enhance our ability to attract and retain non-employee directors who are in a position to make significant contributions to our success by providing directors with the opportunity to have fees that would otherwise be paid to them currently in cash paid instead, upon termination of service as a director, in shares of the our common stock.

Purpose of the Plan

        The 2005 Plan would provide non-employee directors the opportunity to defer cash fees into Restricted Deferred Stock Units (Stock Units). The Board of Directors believes that deferring cash fees into an equity-based award creates a longer term identity of interests between non-employee directors and our shareholders.

Plan Provisions

        The principal features of the 2005 Plan are summarized below. This summary is qualified by reference to the full text of the 2005 Plan that is annexed as Appendix A to this Proxy Statement. The 2005 Plan is administered by a committee of the Board of Directors designated by the Board for that purpose. Unless and until a committee is appointed, the 2005 Plan shall be administered by the entire Board. The only persons eligible to participate under the 2005 Plan are those persons who are or become non-employee director members of the Board.

        The Company currently has six non-employee directors, and six of the seven nominees for election to the Board of Directors at the Annual Meeting would qualify as non-employee directors if elected. A total of 100,000 shares of Common Stock has been reserved for deliverance under the 2005 Plan. The number of shares authorized for issuance under the 2005 Plan are subject to adjustment in the event of stock splits, stock dividends, recapitalization and similar changes in our capitalization.

        The 2005 Plan provides a mechanism through which non-employee directors may elect to defer cash fees payable to them, including retainer fees, meeting fees and committee fees, and have such paid instead in shares of the our common stock upon their termination of service as a director. An election to defer fees must be made in writing prior to the beginning of the year in which the service for which the fees will be payable is to be performed. We will establish on our books an unfunded account for each non-employee director. At such time as a deferred fee would otherwise have been payable to a non-employee director in cash, we will credit the non-employee director's account with a number of deferred stock units equal to the quotient of (i) the amount of the deferred fee, divided by (ii) the fair market value of a share of our common stock at that time

        Each deferred stock "unit" credited to a non-employee director becomes vested on the first anniversary of the date on which it was credited. If a non-employee director's service terminates prior to vesting for any reason other than death or disability, the deferred stock "unit" is forfeited. In the event of death or disability, or upon the occurrence of a change in control of the Company, the deferred stock "unit" becomes vested. If, however, a non-employee director's service as a director is terminated for cause (which includes a criminal act, a gross failure to perform, or a breach of duty involving acts of fraud or moral turpitude if not remedied within given time period), the director's units, whether vested or unvested, are forfeited.

        The committee (or in the absence of the committee, the full Board of Directors) may at any time terminate the 2005 Plan, or amend the 2005 Plan for any purpose which may be permitted by law, but no such amendment shall adversely affect the rights of any non-employee director with respect to awards previously credited to the non-employee director's account.

New Equity Plan Benefits

        The future benefits or amounts that would be received under the 2005 Plan by the non-employee directors are discretionary and are therefore not determinable at this time. If the 2005 Plan is approved, the benefits paid to non-executive directors may change from the current practice. Such benefits for non-executive directors are not determinable at this time.

Vote Required

        Approval of this proposal requires the affirmative vote of the holders of a majority of outstanding shares of our common stock. Abstentions have the effect of votes against this proposal. Broker "non-votes" will not be counted in determining whether this proposal has been approved. Passage of Proposal 3 will not affect awards outstanding under our existing equity plans.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE POINT THERAPEUTICS, INC. 2005 FEE DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS.

EXECUTIVE OFFICERS

        The following is a list of our executive officers and their principal positions with us as of May 31, 2005. All of our officers are employed pursuant to employment agreements.

Name	Age	Position
Donald R. Kiepert, Jr.	57	Chairman, President, Chief Executive Officer, and Director
Richard N. Small	50	Senior Vice President, Chief Financial Officer and Treasurer
Michael P. Duffy	44	Senior Vice President, General Counsel and Secretary
Barry Jones, Ph.D.	56	Senior Vice President, Research
Margaret J. Uprichard, Pharm.D.	46	Senior Vice President, Chief Development Officer

        Mr. Kiepert has served as our President, Chief Executive Officer and as a director since March 2002, the date of the merger with Point Massachusetts, and served as President, Chief Executive Officer and as a director of Point Massachusetts since its inception in 1996. Prior to joining Point, he was President and Chief Executive Officer of Chartwell Home Therapies, a home infusion services company, from 1989 to 1996. Mr. Kiepert also started and managed several healthcare-based companies and worked in various management positions at Baxter Travenol, Inc. Mr. Kiepert presently serves as chairman and as a director of two private companies. Mr. Kiepert received his M.S. degree in clinical pharmacy from Purdue University.

        Mr. Small has served as our Senior Vice President, Chief Financial Officer and Treasurer since March 2002, the date of the merger with Point Massachusetts, and served as Senior Vice President, Chief Financial Officer and Treasurer of Point Massachusetts since its inception in 1996. Prior to joining Point, he was Vice President and Chief Financial Officer of ImmuLogic Pharmaceutical Corporation from 1992 to 1996. Mr. Small has also worked in various management positions at Dennison Manufacturing Company and the public accounting firm of Coopers and Lybrand LLP. Mr. Small presently serves as a director for a private company.

        Mr. Duffy has served as our Senior Vice President, General Counsel and Secretary since May 2002. Prior to joining Point, he was Senior Vice President, General Counsel and Secretary of Digital Broadband Communications, Inc. from 1999 through 2002. Mr. Duffy was also Senior Vice President, General Counsel and Secretary of ETC w/tci, a sub-portfolio of TCI Ventures, Inc./Liberty Media Corporation from 1996 through 1999. Prior to that, Mr. Duffy practiced law at Ropes & Gray in Boston, Massachusetts. Mr. Duffy is also a founder and principal of a private business advisory firm.

        Dr. Jones has served as our Senior Vice President of Research since January 2003 and as our Vice President of Research since March 2002, the date of the merger with Point Massachusetts and as Vice President of Research of Point Massachusetts since January 2000, and Director of Immunology of Point Massachusetts since 1997. Prior to joining Point Massachusetts, he was Director of Immunology at Procept, Inc., from 1993 through July 1997. Dr. Jones has also held academic research positions at Yale University's School of Medicine and at Pennsylvania State University.

        Dr. Uprichard joined us in January 2003 as Vice President, Clinical and Regulatory Affairs. In December 2003, she was promoted to Senior Vice President, Clinical and Regulatory Affairs and in March 2005 to Senior Vice President, Chief Development Officer. Prior to joining Point, she founded a consulting company in drug development and served as Head of Regulatory, Clinical and/or Preclinical Affairs for both Curis, Inc and Paion, GmbH, from 2001-2003. From 1990-2001, Dr. Uprichard held senior positions in both Clinical and Regulatory Affairs for Warner-Lambert/Pfizer in the oncology, neurology, cardiovascular, and rheumatology areas.

Board of Directors and Committee Meetings

        During 2004, our Board of Directors met seven times. During 2004, all of our directors attended at least 75% of our Board of Directors meetings and the committees of the Board of Directors on which the director served.

Compensation Committee

        The Compensation Committee consists entirely of independent directors within the meaning the NASDAQ stock market listing standards and applicable SEC regulations. Current members of the Compensation Committee are Daniel T. Roble, Timothy J. Barberich, and William J. Whelan, Jr. The Compensation Committee met five times during 2004.

        The Compensation Committee's primary responsibilities are to address chief executive officer, executive officer, and senior talent development, retention, performance, succession planning, and to oversee compensation and benefit matters. It reviews the qualifications of the executive officers and nominates executive officers for election by the Board. It reviews and approves our compensation policy to ensure that our compensation strategy supports organizational objectives and stockholder interests, and considers appropriate companies for compensation comparison purposes. The Compensation Committee determines the compensation of the chief executive officer and reviews and approves the compensation of all other executive officers. It approves and recommends, and suggests material changes to, any employee incentive compensation or retirement plans.

        The Compensation Committee chooses the outside compensation consultant that we engage, sets the budget for the consultant and reviews the services provided by the consultant to management. The Compensation Committee also meets regularly with the consultant in private sessions without management present.

        For further information concerning the duties and responsibilities of the Compensation Committee, see the discussion below under the heading "Report of the Compensation Committee". In addition, the Compensation Committee Charter is posted in the corporate governance section of our website at http://www.pointtherapeutics.com.

Audit Committee

        The Audit Committee consists entirely of independent directors within the meaning of applicable SEC regulations and the NASDAQ stock market listing standards. Current members of the Audit Committee include William J. Whelan, Richard J. Benjamin and Thomas M. Claflin. The Board of Directors has determined that William J. Whelan, chair of the Audit Committee, qualifies as an audit committee financial expert, who is independent within the meaning of SEC regulations and NASDAQ stock market listing standards. The Audit Committee met seven times during 2004.

        The Audit Committee's primary function is to assist the Board of Directors in monitoring the integrity of our financial statements, systems of internal control and the independence and performance of our independent auditor. The Board of Directors has also expanded the Audit Committee's responsibilities to include hiring the independent auditor (previously the Audit Committee recommended such hiring to the Board of Directors), pre-approving any engagements of the independent auditor for non-audit services, receiving and reviewing the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 and Rule 13a-14 of the Exchange Act, and reviewing our ethics and compliance programs.

        The Audit Committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports, and our ethics and compliance processes.

        At each Audit Committee meeting, the Committee members meet with our independent auditors without management present and with members of management in separate private sessions, to discuss any matters that the Audit Committee or these individuals believe should be discussed privately with the Audit Committee, including any significant issues or disagreements concerning our accounting practices or financial statements.

        Beginning in 2004, the Audit Committee conducted an additional meeting each quarter to review the financial statements prior to the public release of earnings.

        The Audit Committee also meets regularly with our chief financial officer, including a separate private session with the chief financial officer without management present.

        For more information, please see the discussion below under the heading "Report of the Audit Committee". The Audit Committee charter, as amended is posted on the corporate governance section of our website at http://www.pointtherapeutics.com.

The Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists entirely of independent directors within the meaning of NASDAQ stock market listing standards and applicable SEC regulations. Current members of the Nominating and Corporate Governance Committee are Timothy J. Barberich and Daniel T. Roble. The Nominating and Corporate Governance Committee met three times during 2004.

        The Nominating and Corporate Governance Committee is responsible for Board governance issues. It recommends to the Board policies relating to the conduct of Board affairs. It periodically evaluates the composition of the Board, the contributions of individual directors, and the Board's effectiveness as a whole. The Nominating and Corporate Governance Committee also recommends to the Board assignment of Board members to committees. It also reviews compensation for non-employee directors and recommends to the Board changes as appropriate.

        The Nominating and Corporate Governance Committee also recommends to our full Board individuals to serve as directors. The Nominating and Corporate Governance Committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of Point. The Nominating and Corporate Governance Committee's process to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation discussed below is followed, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

        The Nominating and Corporate Governance Committee will consider qualified candidates for Director recommended and submitted by stockholders. Submissions that meet the then current criteria for Board membership are forwarded to the chair of the Nominating and Corporate Governance Committee for further review and consideration. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date of that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Nominating and Corporate

Governance Committee, Point Therapeutics,, Inc., 125 Summer Street, Boston, MA 02110, Attention: Corporate Secretary. In addition, our By-laws permit stockholders to nominate individuals, without any action or recommendation by the Nominating and Corporate Governance Committee or the Board, for election as directors at an annual stockholder meeting.

        The charter of the Nominating and Corporate Governance Committee is posted on the corporate governance section of our website at http://www.pointtherapeutics.com.

Stockholder Communication with the Board of Directors

        We have adopted written procedures establishing a process by which our stockholders can communicate with the Board of Directors regarding various topics related to Point. A stockholder desiring to communicate with the Board should send his or her written message to the Board of Directors care of the Corporate Secretary, Point Therapeutics, Inc., 125 Summer Street, Boston, Massachusetts 02110. Each submission will be forwarded, without editing or alteration, by the Corporate Secretary to the Board on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Compensation of Directors

        Under our current policies, we do not provide cash compensation to members of our Board of Directors for serving on our Board of Directors or for attendance at board and committee meetings. Beginning in 2005, we plan to begin providing cash compensation to members of our Board of Directors. Each non-employee director will receive an annual board retainer of $15,000, Board meeting fees of $1,500 for in person meetings and $750 for telephonic meetings, committee member retainers of $4,000, chair retainer of $4,000 for the Chairman of the Audit Committee and chair retainer of $2,500 for all other chairs of committees. These cash fees may be deferred under our 2005 Fee Deferral Plan for Non-Employee Directors if it is approved by our stockholders (see "Proposal 3"). Members of our Board of Directors are reimbursed for reasonable expenses in connection with attendance at board and committee meetings. In consideration for services as directors, we also grant options to purchase shares of our common stock to members of our Board of Directors who are not employed by us.

        Each non-employee director is granted an option to purchase 30,000 shares of common stock on the date he or she is first elected or named a director. Thereafter, on a bi-annual basis immediately following the then-annual meeting of stockholders, each non-employee director is awarded an option to purchase 20,000 shares of common stock. The Compensation Committee also has the ability to award stock options to non-employee directors in such amounts and on such terms consistent with our options plans. In 2004, both Mr. Benjamin and Mr. Pickering were granted an option to purchase 30,000 shares of common stock at market value upon joining our Board of Directors. In addition, options for a total of 10,000 shares were granted at fair market value to each non-employee director during 2004.

Compensation of Executive Officers

        The following table provides certain summary information for the fiscal years ended December 31, 2004, 2003 and 2002, concerning compensation paid or accrued by us to or on behalf of the persons who served as our executive officers in 2004:

SUMMARY COMPENSATION TABLE(1)

Long-Term Compensation
Annual Compensation
Name and Principal Position						Other Annual Compensation($)	Securities Underlying Options(#)	All Other Compensation ($)(2)
	Year	Salary($)		Bonus($)
Donald R. Kiepert, Jr. Chairman, President and Chief Executive Officer	2004 2003 2002	$ $ $	344,365 309,637 301,154	$ $ $	99,000 90,000 90,000	— — —	200,000 120,000 60,000	$ $ $	5,242 4,120 3,326
Richard N. Small Senior Vice President, Chief Financial Officer and Treasurer	2004 2003 2002	$ $ $	219,281 196,065 190,730	$ $ $	62,700 57,000 58,000	— — —	125,000 80,000 40,000	$ $ $	7,832 6,161 4,965
Michael P. Duffy(3) Senior Vice President, General Counsel and Secretary	2004 2003 2002	$ $ $	219,281 196,065 92,369		$62,700 57,000 —	— — —	80,000 80,000 106,000	$ $ $	5,811 720 96
Barry Jones, Ph.D. Senior Vice President, Research	2004 2003 2002	$ $ $	219,281 190,961 160,269	$ $ $	62,700 57,000 48,000	— — —	100,000 80,000 30,000	$ $ $	7,532 6,271 4,643
Margaret J. Uprichard, Pharm.D.(4) Senior Vice President, Chief Development Officer	2004 2003 2002	$ $	219,281 184,719 —	$ $	62,700 10,000 —	— — —	150,000 100,000 —	$ $	5,931 5,503 —

(1)
The merger between us and Point Massachusetts was effective as of March 15, 2002 (see "Certain Relationships and Related Transactions" contained elsewhere in this filing). Accordingly, the summary compensation information provided in this table for the period from March 16, 2002 through December 31, 2003 was paid entirely by us, and the compensation information for the periods from January 1, 2002 through March 15, 2002 consists of compensation paid entirely by Point Massachusetts.

(2)
Other compensation in 2004 includes a matching 401(k) contribution totaling $3,430, $6,500, $5,571, $6,500 and $5,571 for Mr. Kiepert, Mr. Small, Mr. Duffy, Dr. Jones and Dr. Uprichard, respectively. In addition, other compensation in 2004 includes reimbursement for health club memberships in the amount of $780 for each of Mr. Kiepert and Mr. Small. Other compensation in 2003 includes a matching 401(k) contribution totaling $3,088, $5,801, $480, $5,719 and $5,143 for Mr. Kiepert, Mr. Small, Mr. Duffy, Dr. Jones and Dr. Uprichard, respectively. Other compensation in 2002 includes a matching 401(k) contribution totaling $3,002, $4,754 and $4,319 for Mr. Kiepert, Mr. Small and Dr. Jones, respectively. All other amounts in 2004, 2003 and 2002 represent the taxable portion of group term-life insurance.

(3)
Mr. Duffy joined us part-time in May 2002 and full-time in September 2002.

(4)
Dr. Uprichard joined us in January 2003.

  Option Grants During 2004

        The following table sets forth option grants by us to Mr. Kiepert, Mr. Small, Mr. Duffy, Dr. Jones, and Dr. Uprichard during the year ended December 31, 2004 under our Amended and Restated 1994 Stock Option Plan. The maximum term of each option granted was ten years from the date of grant, subject to earlier termination in the event of resignation or termination of employment. The percentage of the total options granted to our employees in 2004 shown in the table below is based on options to purchase an aggregate of 962,500 shares of our Common Stock granted to employees during the year ended December 31, 2004. The exercise price of each option was equal to the fair market value of our common stock on the date of grant as determined by the Board of Directors.

        The potential realizable values are net of the exercise prices and before taxes associated with the exercise, and are based on the assumption that our common stock would have appreciated at the annual rate shown from the date of the grant until the expiration of the ten-year option term. We have calculated these numbers based on the rules of the Securities and Exchange Commission, and they do not represent our estimate or projection of our future common stock prices. The amounts reflected in the table may not necessarily be achieved. The actual amount the executive officer may realize will depend upon the extent to which the stock price exceeds the exercise price of the options on the exercise date.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Option Grants Individual Grants
	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Or Base Price($/Sh)	Expiration Date
					5%($)	10%($)
Donald R. Kiepert, Jr.	200,000	20.8%	$6.00	3/16/2014	$1,954,674	$3,112,491
Richard N. Small	125,000	13.0%	$6.00	3/16/2014	$1,221,671	$1,945,307
Barry Jones, Ph.D.	100,000	10.4%	$6.00	3/16/2014	$977,337	$1,556,245
Michael P. Duffy	80,000	8.3%	$6.00	3/16/2014	$781,869	$1,244,996
Margaret J. Uprichard, Pharm.D.	150,000	15.6%	$6.00	3/16/2014	$1,466,005	$2,334,368

  Aggregated Option Exercises and Fiscal-Year-End Option Values

        The following table sets forth option exercises by Mr. Kiepert, Mr. Small, Dr. Jones, Mr. Duffy and Dr. Uprichard and value of in-the-money unexercised options held by each such person at December 31, 2004.

        The value of unexercised in-the-money options held at December 31, 2004 represents the total gain which the option holder would realize if the option holder exercised all of the in-the-money options held at December 31, 2004, and is determined by multiplying the number of shares of our common stock underlying the options by the difference between $5.36 (which was the fair market value per share of our common stock at fiscal year end December 31, 2004) and the applicable per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

			Number Of Securities Underlying Unexercised Options At FY-End(#)		Value Of Unexercised In-The-Money Options at FY-End
Name	Shares Acquired On Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald R. Kiepert, Jr.	—	—	216,061	330,404	$521,907	$496,910
Richard N. Small	—	—	170,050	210,202	$449,011	$328,655
Barry Jones, Ph.D.	—	—	109,909	179,161	$309,377	$315,284
Michael P. Duffy	—	—	99,500	166,500	$402,045	$377,215
Margaret J. Uprichard, Pharm.D.	—	—	25,000	225,000	$116,250	$348,750

  Employment Agreements

        We have employment agreements with the following executive officers:

  •
  Donald R. Kiepert, Jr., Chairman, President and Chief Executive Officer

  •
  Richard N. Small, Senior Vice President, Chief Financial Officer and Treasurer

  •
  Barry Jones, Ph.D., Senior Vice President, Research

  •
  Michael P. Duffy, Senior Vice President, General Counsel and Secretary

  •
  Margaret J. Uprichard, Pharm.D., Senior Vice President, Chief Development Officer

        Mr. Kiepert's employment agreement provides for his employment as Chairman of the Board of Directors, President and Chief Executive Officer through October 31, 2005. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The agreement provides for a base salary, currently $365,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors' discretion. If we terminate Mr. Kiepert's agreement for any reason other than for cause, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Kiepert terminates his agreement for good reason, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Kiepert's agreement is terminated under certain circumstances following a change of control, as that term is defined in the agreement, we are obligated to pay him a lump-sum payment equal to two times the sum of his base salary as in effect at the time of the termination and a lump-sum payment of $50,000 for fringe benefits.

        Mr. Small's employment agreement provides for his employment as Senior Vice President, Chief Financial Officer and Treasurer through October 31, 2005. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The employment agreement provides for a base salary, currently $250,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors' discretion. If we terminate Mr. Small's employment agreement for any reason other than for cause, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Small terminates his agreement for good reason, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Small's employment agreement is terminated under certain circumstances following a change of control, as that term is defined in the employment agreement, we are obligated to pay him a lump-sum payment equal to one and one-half times the sum of his base salary as in effect at the time of the termination and a lump-sum payment of $37,500 for fringe benefits.

        Dr. Jones' employment agreement provides for his employment as Senior Vice President, Research through January 1, 2006. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The employment agreement provides for a base salary, currently $231,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors' discretion. If we terminate Dr. Jones' employment agreement for any reason other than for cause, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Dr. Jones terminates his agreement for good reason, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Dr. Jones' employment agreement is terminated under certain circumstances following a change of control, as that term is defined in the employment agreement, we are obligated to pay him a lump-sum payment equal to one and one-half times the sum of his base salary as in effect at the time of the termination and a lump-sum payment of $37,500 for fringe benefits.

        Mr. Duffy's employment agreement provides for his employment as Senior Vice President, General Counsel and Secretary through May 28, 2006. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The employment agreement provides for a base salary, currently $231,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors' discretion. If we terminate Mr. Duffy's employment agreement for any reason other than for cause, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Duffy terminates his agreement for good reason, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Duffy's employment agreement is terminated under certain circumstances following a change of control, as that term is defined in the employment agreement, we are obligated to pay him a lump sum payment equal to one and one-half times the sum of his base salary as in effect at the time of the termination and a lump-sum payment of $37,500 for fringe benefits.

        Dr. Uprichard's employment agreement provides for her employment as Senior Vice President, Chief Development Officer through January 13, 2006. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The employment agreement provides for a base salary, currently $250,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors' discretion. If we terminate Dr. Uprichard's employment agreement for any reason other than for cause, as that term is defined in the agreement, she is entitled to continue to receive her base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Dr. Uprichard terminates her agreement for good reason, as that term is defined in the agreement, she is entitled to continue to receive her base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Dr. Uprichard's employment agreement is terminated under certain circumstances following a change of control, as that term is defined in the employment agreement, we are obligated to pay her a lump sum payment equal to one and one-half times the sum of her base salary as in effect at the time of the termination and a lump-sum payment of $37,500 for fringe benefits.

Report of the Compensation Committee

  Overview and Philosophy

        The Compensation Committee's primary responsibilities are to address chief executive officer, executive officer, and senior talent development, retention, performance, succession planning, and to oversee compensation and benefit matters. It reviews the qualifications of the executive officers and nominates executive officers for election by the Board. It reviews and approves our compensation policy to ensure that our compensation strategy supports organizational objectives and stockholder interests, and considers appropriate companies for compensation comparison purposes. The Compensation Committee determines the compensation of the chief executive officer and reviews and approves the compensation of all other executive officers. It approves and recommends, and suggests material changes to, any employee incentive compensation or retirement plans. The Compensation Committee chooses the outside compensation consultant that we engage, sets the budget for the consultant and reviews the services provided by the consultant to management. The Compensation Committee also meets regularly with the consultant in private sessions without management present.

  Executive Compensation and Benefit Program

        The objectives of our executive compensation program are to:

  •
  Attract and retain key executives critical to our long-term success;

  •
  Align the interests of the executive officers with the interests of stockholders and our success; and

  •
  Recognize and reward individual performance and responsibility

        General.    Our executive compensation program consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. In addition, executive officers participate in benefit programs that are available to all of our employees. These benefits include medical, dental, life insurance, 401(k) and Section 125 plans.

        We believe that base salary should be maintained at a competitive level, sufficient to recruit and retain individuals possessing the skills and experience necessary to achieve our goals and objectives over the long term. Base salary levels are generally established with reference to various industry-related surveys and the recommendations of compensation consultants. Periodic adjustments in base salary may be made by reference to competitive factors as well as an employee's individual performance. Other benefits are maintained at what the Committee believes is an industry-competitive level.

        Base Compensation.    Base salaries for executive officers are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers based on the stage of our development and the market practices of other companies. A change in base salary of an executive officer is based on an evaluation of the performance of the executive, prevailing market practices and our performance as a whole. In determining base salaries, the Compensation Committee not only considers our short term performance, but also the success of the executive officers in developing and executing our strategic plans, developing management employees and exercising leadership in our development.

        Short-Term Incentive Compensation.    The Compensation Committee has discretionary authority to award bonuses on an annual basis to individual executive officers. The Compensation Committee believes that annual bonuses provide significant incentives to our executive officers because they enable the Compensation Committee to reward outstanding individual achievement.

        Long-Term Incentive Compensation.    We provide long-term incentives to our executive officers and key employees in the form of stock options. The objectives of this program are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return, and to enable executives to develop and maintain a significant long-term stock ownership in our common stock. Stock options are granted at an option exercise price that is determined by the Board as of the date of grant. However, the option exercise price may not be less than the fair market value of the common stock at the time the option is granted. Accordingly, these stock options will only have value if our stock price increases above the fair market value of the common stock at the time they were granted. In selecting executives eligible to receive option grants and determining the amount and frequency of such grants, we evaluate a variety of factors, including (i) the level of the executive, (ii) option grants awarded by competitors to executives at comparable job levels, and (iii) past, current and prospective service to us rendered, or to be rendered, by the executive.

        Compensation of Chief Executive Officer.    Based on the executive compensation policy and components described above, the Compensation Committee recommended the salary and incentive bonus received by Donald R. Kiepert, Jr., our President and Chief Executive Officer, for services rendered in fiscal year 2004. Mr. Kiepert received a base salary of $330,000 from January through March 2004 and a base salary of $345,000 for the remainder of 2004. Dr. Kiepert also earned a bonus of $99,000 for the year. Mr. Kiepert's compensation in 2004 was set within the range of compensation for chief executives with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses, with reference to information from compensation consultants, as determined and approved by the Compensation Committee. Specific factors the Compensation Committee considered in determining Mr. Kiepert's compensation included our success in capital raising activities, advances in the clinical development of our lead product talabostat, and progress made in our staffing and organizational development.

        Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to its Chief Executive Officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We generally intend to structure grants of stock options to our executive officers to comply with the statute and thereby to mitigate any disallowance of deductions under Section 162(m) of the Code. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when the Compensation Committee believes that such payments are appropriate, after taking into consideration circumstances such as changing business conditions or the officer's individual performance, and are in the best interest of the stockholders. In any event, there can be no assurance that compensation attributable to stock options will be exempted from Section 162(m).

COMPENSATION COMMITTEE
Daniel T. Roble, Chairman
Timothy J. Barberich
William J. Whelan, Jr.

        This Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Compensation Committee Interlocks and Insider Participation

        Board members who served on the Compensation Committee during fiscal year 2004 were Mr. Barberich, Mr. Roble and Mr. Whelan. Neither Mr. Barberich, Mr. Roble nor Mr. Whelan was at

any time during 2004 an officer or employee of ours or any of our subsidiaries. Mr. Whelan does not have any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. Mr. Barberich is Chairman of the Board and Chief Executive Officer of Sepracor Inc., a beneficial owner of approximately 1.95% of our common stock as of December 31, 2004, and Mr. Roble is a limited partner at Ropes & Gray LLP, one of our outside legal service providers. Please see "Certain Relationships and Related Transactions" under Item 13 or additional disclosure regarding Mr. Barberich's and Mr. Roble's relationships with Point.

        None of our executive officers in 2004 served as a member of the Compensation Committee (or other committee serving an equivalent function).

Report of the Audit Committee

        The Audit Committee's primary function is to assist the Board of Directors in monitoring the integrity of our financial statements, systems of internal control and the independence and performance of our independent registered accounting firm. The Board of Directors has also expanded the Audit Committee's responsibilities to include hiring the independent registered accounting firm (previously the Audit Committee recommended such hiring to the Board of Directors), pre-approving any engagements of the independent registered accounting firm for non-audit services, receiving and reviewing the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 and Rule 13a-14 of the Exchange Act, and reviewing Point's ethics and compliance programs.

        The Audit Committee is currently composed of three of our independent, non-employee directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. that governs audit committee composition, including the requirements that:

  •
  all Audit Committee members are "independent directors" as that term is defined by NASD Rule 4200(a)(15);

  •
  all Audit Committee members are able to read and understand fundamental financial statements; and

  •
  at least one Audit Committee member is an "Audit Committee Financial Expert" as defined by 17 CFR Part 228.41(e).

        The Audit Committee has determined that its Chairman, William J. Whelan, qualifies as an "Audit Committee Financial Expert" and also that he is independent from Point's management under the Exchange Act and NASD standards.

        The Audit Committee operates under a written charter adopted by the Audit Committee that reflects standards contained in the NASD rules. The Audit Committee reviews this charter annually. A complete copy of the current charter of the Audit Committee is posted on the corporate governance section of our website at www.pther.com.

        Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, requires the independent registered accounting firm to provide the Audit Committee with additional information regarding the scope and results of the audit, including:

  •
  the independent registered accounting firm responsibilities under generally accepted auditing standards;

  •
  the independent registered accounting firm judgments about the quality of Point's accounting principles;

  •
  the adoption of, or a change in, accounting policies;

  •
  sensitive accounting estimates;

  •
  accounting for significant unusual transactions and for controversial or emerging areas;

  •
  significant audit adjustments;

  •
  unadjusted audit differences considered to be immaterial;

  •
  other information in documents containing audited financial statements;

  •
  total fees for management consulting services and types of services rendered;

  •
  disagreements with management on financial accounting and reporting matters;

  •
  major issues discussed with management prior to retention;

  •
  consultation with other accountants;

  •
  difficulties encountered in performing the audit; and

  •
  material errors, fraud and illegal acts.

        We have discussed with the independent auditors the matters required to be discussed by this Statement.

        Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, requires the independent registered accounting firm to communicate, at least annually, with the Committee regarding all relationships between the independent registered accounting firm and Point that, in the professional judgment of the independent registered accounting firm, may reasonably be thought to bear on their independence. We have received and reviewed the written disclosures and the letter from the independent registered accounting firm required by this Standard, and we have discussed with the independent registered accounting firm the independent registered accounting firm independence. When considering the registered accounting firm independence, we considered whether their provision of services to Point beyond those rendered in connection with their audit and review of Point's consolidated financial statements was compatible with maintaining their independence and discussed with the auditors any relationships that may impact their objectivity and independence. We also reviewed, among other things, the amount of fees paid to the registered accounting firm for audit and non-audit services in 2004. Information about the registered accounting firm fees for 2004 is included below in this proxy statement under "Fees of Independent Registered Accounting Firm." Based on these discussions and considerations, we are satisfied as to the auditors' independence.

        During 2004, management completed the documentation, testing and evaluation of Point's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes Oxley Act of 2002 and related regulations. We have reviewed and discussed these items with management and the independent registered accounting firm.

        We have reviewed and discussed with management and the independent auditors Point's audited financial statements as of and for the year ended December 31, 2004, and we recommended to the Board of Directors that these audited financial statements be included in Point's Annual Report on Form 10-K for the year ended December 31, 2004.

AUDIT COMMITTEE
William J. Whelan, Jr., Chairman
Thomas M. Claflin II
Timothy J. Barberich

        This Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Fees of Independent Registered Public Accounting Firm

        In 2004, in addition to audit services, Ernst & Young LLP provided tax compliance services to Point. The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of Ernst & Young LLP. We understand the need for Ernst & Young LLP to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Ernst & Young LLP, our audit committee has restricted the non-audit services that Ernst & Young LLP may provide to us primarily to tax services and merger and acquisition due diligence and audit services. In addition, we will obtain these non-audit services from Ernst & Young, LLP only when the services offered by Ernst & Young LLP are more economical and efficient than services available from other service providers.

        The aggregate fees billed for professional services by Ernst & Young LLP in 2004 and 2003 for these various services were:

	2004	2003
Audit Fees	$269,000	$115,000
Audit Related Fees	—	3,000
Tax Fees	14,000	26,000
All other fees	—	—

Total	$283,000	$144,000

Appointment of Registered Public Accounting Firm and Pre-Approval of Audit and Non-Audit Services

        The Audit Committee has selected Ernst & Young LLP to serve as the Company's independent registered public accounting firm for fiscal year 2005. All of the Ernst & Young LLP fees for 2003 and 2004 shown above were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent auditors. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent auditors and senior management periodically report to the Audit Committee the extent of services provided by the independent auditors in accordance with the pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Comparative Stock Performance

        The graph below compares the cumulative total stockholder return on our common stock for the period from January 1, 2000 through December 31, 2004 with the cumulative total return on (i) Nasdaq Biotechnology Index and (ii) Russell 2000 Index. The comparison assumes investment of $100 on January 1, 1999 in the Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

COMPANY/INDEX/MARKET	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Point Therapeutics, Inc.	$100.00	$4.17	$6.33	$1.08	$5.58	$8.93
Nasdaq Biotechnology Index	$100.00	$132.54	$113.51	$73.84	$108.10	$114.12
Russell 2000 Index	$100.00	$95.68	$96.66	$75.80	$110.19	$129.47

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On November 15, 2001, the Company and PT Acquisition Corp., a wholly-owned subsidiary of the Company formed for the purpose of consummating a merger transaction, entered into an Agreement and Plan of Merger with Point Therapeutics, Inc., a Massachusetts corporation ("Point Massachusetts"). On March 15, 2002, the Company's stockholders approved a 1-for-10 reverse split of the Company's common stock and a name change from HMSR Inc. to Point Therapeutics, Inc. The stockholders of Point Massachusetts also approved on March 15, 2002 the merger agreement previously entered into by both parties. The merger became effective on March 15, 2002, at which time, Point Massachusetts became our wholly-owned subsidiary. Point Massachusetts subsequently changed its name to "Point Therapeutics Massachusetts, Inc."

        As noted above, Mr. Barberich, our director, is a Chairman of the Board of Directors and Chief Executive Officer of Sepracor, which beneficially owned approximately 31.5% of the Company's common stock as of December 31, 2001. Mr. Barberich also has served as a director of Point Massachusetts since March of 1999. As of December 31, 2001, Mr. Barberich beneficially owned approximately 1% of the Company's outstanding common stock and less than 1% of Point Massachusetts' outstanding common stock. Mr. Barberich's interests were disclosed to and considered by the Company's and Point Massachusetts' Boards of Directors in connection with their consideration of the merger. Mr. Barberich abstained from voting on the merger and the merger agreement at the meetings of each company's Board of Directors because of these interests.

        Mr. Daniel T. Roble, our director, is a limited partner of the law firm of Ropes & Gray LLP. Ropes & Gray LLP provided Point Massachusetts with legal services in the past and currently provides legal services to us.

FINANCIAL STATEMENTS AND FORM 10-K ANNUAL REPORT

        Our audited financial statements for the fiscal year ended December 31, 2004 and certain other related financial and business information of Point are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed by Point with the SEC on March 15, 2005 (including exhibits). Copies of such Annual Report on Form 10-K, including financial statements, may be obtained without charge by contacting us at Point Therapeutics, Inc., 125 Summer Street, Boston, Massachusetts 02110, Attention: Investor Relations.

ADDITIONAL INFORMATION

        The Board knows of no other business, which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote, or otherwise act, in accordance with their best judgment on such matters.

        To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled "Report of the Compensation Committee," "Report of the Audit Committee" and "Stock Performance Graph" will not be deemed incorporated, unless otherwise specifically provided in such filing.

        THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

Michael P. Duffy, Senior Vice President, General Counsel and Secretary

June 24, 2005

APPENDIX A

POINT THERAPEUTICS, INC.
2005 FEE DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

1.     Purpose

        The purpose of this 2005 Fee Deferral Plan for Non-Employee Directors (the "Plan") is to advance the interests of Point Therapeutics, Inc. (the "Company") by enhancing the ability of the Company to attract and retain non-employee directors who are in a position to make significant contributions to the success of the Company by providing Directors with the opportunity to have fees that would otherwise be paid to them currently in cash paid instead, upon termination of service, in shares of the Company's common stock (the "Stock").

2.     Administration

        The Plan shall be administered by a committee (the "Committee") of the Board of Directors (the "Board") of the Company designated by the Board for that purpose. Unless and until a Committee is appointed the Plan shall be administered by the entire Board, and references in the Plan to the "Committee" shall be deemed references to the Board. The Committee shall have authority, not inconsistent with the express provisions of the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties.

3.     Effective Date of Plan

        The Plan shall become effective on the date on which the Plan is approved by the Board of Directors of the Company, subject to approval by the stockholders of the Company.

4.     Shares Subject to the Plan

  (a)
  The aggregate number of shares of Stock that may be delivered under the Plan shall be 100,000.

  (b)
  Shares delivered under the Plan shall be authorized but unissued Stock or, if the Board so decides in its sole discretion, previously issued Stock acquired by the Company and held in treasury.

5.     Eligibility

        Directors eligible to participate in the Plan ("Eligible Directors") shall be those directors who are not employees of the Company or of any subsidiary of the Company.

6.     Deferral of Fees into Deferred Stock Units

  (a)
  Each Eligible Director shall be given the election to defer cash fees payable to directors, including retainer fees, meeting fees and committee service fees, as described below.

  (b)
  An election to defer fees must be made in writing prior to the beginning of the year in which the service for which the fees will be payable is to be performed. An Eligible Director who so elects to defer fees will be a "Participant." Fees that are so deferred will be "Deferred Fees."

  (c)
  The Company shall establish on its books an unfunded account (an "Account") for each Participant. At such time as a Deferred Fee would otherwise have been payable to the

    Participant in cash, the Company will credit the Participant's Account with a number of deferred stock units ("Units") equal to the quotient of (i) the amount of the Deferred Fee, divided by (ii) the fair market value of a share of Stock at that time.

  (d)
  On each date on which dividends are paid by the Company, the Participant shall be credited with a number of additional Units equal to the quotient of (i) the amount of the dividend that would have been paid on the Units then standing to the credit of the Participant's Account had each such Unit been a share of Stock, divided by (ii) the fair market value of a share of Stock on such date.

  (e)
  In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Stock, the Accounts shall be equitably adjusted.

7.     Vesting

        Each Unit credited to a Participant's Account shall become vested on the first anniversary of the date on which it was credited. If the Participant's service as a Director terminates prior to vesting for any reason other than death or disability (as determined by the Committee), the Unit will be forfeited. In the event of death or disability, or upon the occurrence of a change in control event as defined in Section 409A of the Internal Revenue Code of 1986, as amended, the Unit will become vested.

8.     Distributions Upon Termination of Service

  (a)
  In the event of a Participant's termination of service as a Director for any reason other than Cause (as defined below), the Company shall deliver to the Participant within 30 days a number of shares of Stock equal to the number of Units then standing to the credit of the Participant's Account.

  (b)
  In the event that the Participant's service as a Director terminates for Cause, the Director's Units, whether vested or unvested, shall be forfeited. For this purpose, "Cause" means a breach of duty involving (i) acts of fraud or moral turpitude, (ii) criminal acts or (iii) gross failure to perform if not remedied within 15 days following receipt by the Participant from the Company of written notice regarding such failure.

  (c)
  In the event of a Participant's death, Stock deliverable under the Plan shall be delivered to the Participant's beneficiary if the Participant has designated a beneficiary according to rules prescribed by the Committee. If no such beneficiary has been designated such Stock shall be delivered to the Participant's estate.

  (d)
  The Company shall not be obligated to deliver any shares of Stock (a) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and (b) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

  (e)
  When distributions of Stock are made as a result of termination of service (or Units are forfeited as a result of termination for Cause), the Participant's Account shall be terminated.

  (f)
  The Company shall not be obligated to issue or deliver to a Participant any fractional shares, but in lieu thereof shall pay to such Participant an amount in cash equal to the then fair market value of such fractional shares.

9.     Rights as Stockholder.

        Units held in a Participant's Account shall not bestow upon the Participant any equity interest or ownership in the Company prior to conversion of the Units into Stock upon distribution.

10.   Unfunded Obligations.

        The obligations of the Company with respect to the Accounts shall be contractual only. Participants shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company.

11.   No Assignment.

        No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

12.   Withholding.

        A Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with the Plan.

13.   Effect, Discontinuance, Cancellation, Amendment, Termination and Effectiveness.

        The Committee may at any time terminate the Plan. The Committee may at any time or times, amend the Plan for any purpose which may at the time be permitted by law, but no such amendment shall adversely affect the rights of any Participant with respect to Units previously credited to the Participant's Account.

APPENDIX B

        ANNUAL MEETING OF STOCKHOLDERS OF

POINT THERAPEUTICS, INC.

July 20, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the following nominees for Director to serve for the ensuing year:
NOMINEES:
	☐	FOR ALL NOMINEES	( ) ( )	Donald R. Kiepert, Jr. Timothy J. Barberich
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( ) ( )	Richard J. Benjamin Thomas M. Claflin II
	☐	FOR ALL EXCEPT (See instructions below)	( ) ( ) ( )	Larry G. Pickering Daniel T. Roble William J. Whelan, Jr.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to the Point Therapeutics, Inc. 2003 Stock Option Plan for Non-Employee Directors (the "2003 Directors Plan") to increase the aggregate number of shares of common stock authorized for issuance under such plan by 400,000 shares.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To approve the Point Therapeutics, Inc. 2005 Fee Deferral Plan for Non-Employee Directors (the "2005 Plan").	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" EACH OF THE DIRECTOR NOMINEES AND "FOR" THE APPROVAL OF AN AMENDMENT TO THE 2003 DIRECTORS PLAN.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES AND A VOTE "FOR" PROPOSALS 2 and 3 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

POINT THERAPEUTICS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held July 20, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
AND SHOULD BE RETURNED AS SOON AS POSSIBLE

        The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoints Donald R. Kiepert, Jr. and Michael P. Duffy, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Point Therapeutics, Inc. (the "Company") to be held on July 20, 2005, at 11:00 a.m., at the offices of Ropes & Gray LLP, One International Place, 36th Floor, Boston, Massachusetts 02110, and any adjournments thereof, and there to vote and act upon the following matter proposed by us in respect of all of our shares of stock which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

POINT THERAPEUTICS, INC.

July 20, 2005

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-	COMPANY NUMBER

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

-OR-
INTERNET—Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK
AS SHOWN HERE ☒

1.	To elect the following nominees for Director to serve for the ensuing year:
NOMINEES:
	☐	FOR ALL NOMINEES	( ) ( )	Donald R. Kiepert, Jr. Timothy J. Barberich
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( ) ( )	Richard J. Benjamin Thomas M. Claflin II
	☐	FOR ALL EXCEPT (See instructions below)	( ) ( ) ( )	Larry G. Pickering Daniel T. Roble William J. Whelan, Jr.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to the Point Therapeutics, Inc. 2003 Stock Option Plan for Non-Employee Directors (the "2003 Directors Plan") to increase the aggregate number of shares of common stock authorized for issuance under such plan by 400,000 shares.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To approve the Point Therapeutics, Inc. 2005 Fee Deferral Plan for Non-Employee Directors (the "2005 Plan").	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" EACH OF THE DIRECTOR NOMINEES, "FOR" THE APPROVAL OF AN AMENDMENT TO THE 2003 DIRECTORS PLAN AND "FOR" THE APPROVAL OF THE 2005 PLAN.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES AND A VOTE "FOR" PROPOSALS 2 AND 3 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—PROPOSAL TO APPROVE AN AMENDMENT TO THE POINT THERAPEUTICS, INC. 2003 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
PROPOSAL 3—PROPOSAL TO APPROVE THE 2005 FEE DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS
SUMMARY COMPENSATION TABLE(1)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
FINANCIAL STATEMENTS AND FORM 10-K ANNUAL REPORT
ADDITIONAL INFORMATION
POINT THERAPEUTICS, INC. 2005 FEE DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS